Exhibit 14.1

CODE OF ETHICS AND BUSINESS CONDUCT FOR OFFICERS,
DIRECTORS AND EMPLOYEES OF

WHITEFIBER, INC.

Adopted by the Board of Directors of WhiteFiber, Inc. (the “Company”) on April [●], 2025.

1.	TREAT IN AN ETHICAL MANNER THOSE TO WHOM WHITEFIBER, INC. HAS AN OBLIGATION

The officers, directors and employees of WhiteFiber, Inc. (the “Company”) are committed to performing the business of the Company with the highest levels of honesty and ethical conduct in all aspects of their activities to comply with all applicable laws, rules and regulations, to deter wrongdoing and to abide by the policies and procedures adopted by the Company.

For the communities in which we live and work, we are committed to acting as concerned and responsible neighbors, reflecting all aspects of good citizenship. For our shareholders, we are committed to pursuing sound growth and earnings objectives and to exercising prudence in the use of our assets and resources. For our suppliers and partners, we are committed to fair competition and the sense of responsibility required of a good customer and teammate.

2.	OBEY THE LAW

We will conduct our business in accordance with all applicable laws and regulations. Compliance with the law does not comprise our entire ethical responsibility. Rather, it is a minimum, absolutely essential condition for performance of our duties. In conducting business, we shall:

A.	STRICTLY ADHERE TO ALL ANTITRUST LAWS

Officers, directors and employees must strictly adhere to all antitrust laws. These laws prohibit practices in restraint of trade such as price fixing and boycotting suppliers or customers. They also bar pricing intended to run a competitor out of business; disparaging, misrepresenting, or harassing a competitor; stealing trade secrets; bribery; and kickbacks.

B.	STRICTLY COMPLY WITH ALL SECURITIES LAWS

In our role as a publicly owned company, we must always be alert to and comply with the securities laws and regulations of the United States.

I.	DO NOT ENGAGE IN SPECULATIVE OR INSIDER TRADING

Federal law and Company policy prohibit officers, directors and employees, directly or indirectly through their families or others, from purchasing or selling Company stock while in the possession of material, non-public information concerning the Company. This same prohibition applies to trading in the stock of other publicly held companies on the basis of material, non-public information.

Material, non-public information is any information that could reasonably be expected to affect the price of a stock. If an officer, director or employee is considering buying or selling a stock because of inside information they possess, they should assume that such information is material. It is also important for the officer, director or employee to keep in mind that if any trade they make becomes the subject of an investigation by the government, the trade will be viewed after the-fact with the benefit of hindsight. Consequently, officers, directors and employees should always carefully consider how their trades would look from this perspective.

Two simple rules can help protect you in this area: (1) Do not use non-public information for personal gain, including, but not limited to, not trading in stock or other securities while in possession of material nonpublic information. (2) Do not pass along such information to others without express authorization by the Company; or recommend to others that they trade in stock or other securities based on material nonpublic information.

The Company has adopted an Insider Trading Policy to implement these rules. All officers, directors and employees are expected to review and follow the WhiteFiber Insider Trading Policy. Certain officers, directors and employees must also comply with trading windows and/or preclearance requirements when they trade WhiteFiber securities.

II.	BE TIMELY AND ACCURATE IN ALL PUBLIC REPORTS

As a public company, the Company must file disclosure reports with the United States Securities and Exchange Commission (the “SEC”) that are full, fair, accurate, timely and understandable. Officers, directors and management of the Company are responsible for ensuring that these reports and the other public communications made by the Company are accurate and fairly present the financial condition and operating results of the Company.

Securities laws are vigorously enforced. Violations may result in severe penalties including forced sales of parts of the business and significant fines against the Company. There may also be sanctions against individual employees including substantial fines and prison sentences.

The principal executive officer and principal financial officer of the Company will certify to the accuracy of reports filed with the SEC in accordance with The Sarbanes-Oxley Act of 2002. Officers and directors who knowingly or willingly make false certifications may be subject to criminal penalties or sanctions including fines and imprisonment.

3.	AVOID CONFLICTS OF INTEREST

Our officers, directors and employees have an obligation to give their complete loyalty to the best interests of the Company. They should avoid any action that may involve, or may appear to involve, a conflict of interest with the Company. A “conflict of interest” exists when an officer, director or employee’s personal interest interferes with the best interests of WhiteFiber. For example, a conflict of interest may occur when an officer, director, employee or a family member receives a personal benefit as a result of the employee’s position with WhiteFiber. Officers, directors and employees should not have any financial or other business relationships with suppliers, customers, business partners, other employees or competitors that might impair the independence of any judgment they may need to make on behalf of the Company.

Officers, directors and employees are under a continuing obligation to disclose any situation that presents the possibility of a conflict or disparity of interest between the officer, director or employee and the Company. Disclosure to the Chairman of the Nominating and Corporate Governance Committee (or the Chairman of the Board of Directors if no Committee exists) of any material transaction or relationship that reasonably could be expected to give rise to a potential conflict is the key to remaining in full compliance with this policy.

4.	AVOID ILLEGAL AND QUESTIONABLE GIFTS OR FAVORS

The sale and marketing of our products and services should always be free from even the perception that favorable treatment was sought, received, or given in exchange for the furnishing or receipt of business courtesies. Officers, directors and employees of the Company will neither give nor accept business courtesies that constitute, or could be reasonably perceived as constituting, unfair business inducements or that would violate law, regulation or policies of the Company, or could cause embarrassment to or reflect negatively on the Company’s reputation.

5.	BRIBERY; PAYMENT TO GOVERNMENT PERSONNEL

Officers, directors and employees may not bribe anyone for any reason, whether in dealings with governments or the private sector. The U.S. Foreign Corrupt Practices Act, and similar laws in other countries, prohibit offering or giving anything of value, directly or indirectly, to government officials in order to obtain or retain business. Officers, directors and employees may not make illegal payments to government officials themselves or through a third party. Officers, directors and employees who are conducting business with the government officials of any country must contact the Company’s legal department for guidance on the law governing payments and gifts to governmental officials.

6.	KEEP ACCURATE AND COMPLETE RECORDS

We must maintain full, fair, accurate and complete Company records, including but not limited to the Company’s corporate books, accounts and financial statements. Transactions between the Company and outside individuals and organizations must be promptly and accurately entered in our books in accordance with generally accepted accounting practices and principles. No one should rationalize or even consider misrepresenting facts or falsifying records. It will not be tolerated and will result in disciplinary action.

Further, WhiteFiber’s public financial reports must contain full, fair, accurate, timely and understandable disclosure as required by law. The Company’s financial, accounting and legal groups are responsible for procedures designed to ensure proper internal and disclosure controls, and all officers, directors and employees should cooperate with these procedures.

7.	DISCRIMINATION AND HARASSMENT

WhiteFiber provides equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.

8.	HEALTH AND SAFETY

WhiteFiber provides a clean, safe and healthy work environment. Each officer, director and employee has the responsibility for maintaining a safe and healthy workplace by following safety and health rules and practices and reporting accidents, injuries and unsafe conditions, procedures, or behaviors.

Violence and threatening behavior are not permitted. Employees must report to work in a condition to perform their duties, free from the influence of illegal drugs or alcohol.

9.	PRICE FIXING

Officers, directors and employees may not discuss prices or make any formal or informal agreement with any competitor regarding prices, discounts, business terms, or the market segments and channels in which the Company competes, where the purpose or result of such discussion or agreement would be inconsistent with applicable antitrust laws. If you have any questions about this section or the applicable antitrust laws, please contact the Company’s legal department.

10.	ENFORCEMENT

The Company has empowered the Nominating and Corporate Governance Committee (the “Governance Committee”) to enforce this Code of Ethics and Business Conduct. Employees with concerns regarding accounting matters may report their concerns to the Company’s Chief Financial Officer or to the Chairman of the Audit Committee of the Board of Directors (or the Chairman of the Board if no Committee exists). The Governance Committee will report to the Board of Directors at least once each year regarding the general effectiveness of this Code, the Company’s controls and reporting procedures and the Company’s business conduct. Officers, directors and employees of the Company who do not adhere to this Code will be held accountable for their actions.

You are encouraged to contact the Chairman of the Governance Committee when in doubt about, or if you have any questions regarding the best course of action in a particular situation. You are also encouraged to report violations of laws, rules, regulations of this Code to the Chairman of the Governance Committee.

11.	DISCIPLINARY MEASURES

The Company shall consistently enforce its Code of Ethics and Business Conduct through appropriate means of discipline. The Governance Committee shall determine whether violations of the Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee or agent of the Company who has so violated the Code.

The disciplinary measures, which may be invoked at the discretion of the Audit Committee, include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment, restitution, or in the case of any director, refusal by the Governance Committee (or the entire Board of Directors) to nominate such director for re-election if such director has not been previously terminated for cause.

Any waiver of this Code for any director or executive officer may be made only by the Board of Directors of the Company and along with the reasons for such waiver, must be disclosed on a Current Report on Form 6-K and in any other manner required or permitted by the Securities and Exchange Commission or any applicable national securities exchange that the Company’s securities are listed and traded on.

Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation, and (iii) supervisors who approve or condone the violations or attempt to retaliate against employees or agents for reporting violations or violators.

12.	QUESTIONS AND REPORTING VIOLATIONS

The Company has established a Compliance Reporting Policy, ensuring a secure and dependable avenue for employees and others to report suspected breaches of our Code of Ethics and Business Conduct for Officers, Directors and Employees, hereinafter referred to as “Ethics Violations.” We expect all officers, directors and employees to familiarize themselves with and adhere to the Compliance Reporting Policy.

YOUR PERSONAL COMMITMENT TO WHITEFIBER, INC.

CODE OF ETHICS

I acknowledge that I have received and read the WhiteFiber, Inc. Code of Ethics and Business Conduct, dated March [●], 2025 and understand my obligations as an officer, director and/or employee to comply with the Code of Ethics.

I understand that my agreement to comply with the Code of Ethics and Business Conduct does not constitute a contract of employment.

Please sign here : __________________________	Date:	______________________________________

Please print your name: ______________________

This signed and completed form must be returned to your manager or designated human resources professional.